Exhibit I

          NORTHEAST UTILITIES SUBSIDIARIES AND AFFILIATES

Northeast Utilities (NU) is the parent company of the NU system, one of the largest utility systems in the country and the largest in New England. The Connecticut Light and Power Company (CL&P), The Hartford Electric Light Company (merged into CL&P in June
1982), and Western Massachusetts Electric Company (WMECO) affiliated on July 1, 1966 to form NU. Holyoke Water Power Company joined the NU system in 1967. On June 5, 1992, NU acquired Public Service Company of New Hampshire (PSNH. On January 4, 1999, NU Enterprises, Inc. (NUEI), a direct subsidiary of NU, was formed as the holding company for NU's competitive businesses. Northeast Generation Company and Northeast Generation Services Company were formed as subsidiaries of NUEI, and the shares of the other unregulated businesses were contributed to NUEI by NU. On March 1, 2000, NU acquired Yankee Energy System, Inc. (YES), and its subsidiary companies, including Yankee Gas Services Company.

     The Connecticut Light and Power Company  (CL&P) is
     Connecticut's largest electric utility, serving approximately 1.1 million customers throughout the majority of the state of Connecticut.

          CL&P Receivables Corporation is a special purpose subsidiary whose business purpose consists of the purchase and resale of receivables.

          CL&P Capital, L.P. was a special purpose financing conduit for CL&P; now inactive.

          CL&P Funding LLC is a limited liability company formed for the issuance of rate reduction bonds.

          Electric Power Incorporated, The Nutmeg Power Company and The Connecticut Steam Company are inactive companies.

     Public Service Company of New Hampshire (PSNH) is New
     Hampshire's largest electric utility serving approximately
     430,000 customers throughout the state of New Hampshire.

          Properties, Inc. owns non-utility real estate in New
          Hampshire.

          PSNH Funding LLC and PSNH Funding LLC 2 are limited liability companies formed for the issuance of rate reduction bonds.

     North Atlantic Energy Corporation (NAEC) owned PSNH's share of the Seabrook nuclear generating facility which was sold to FPL Energy Seabrook, LLC, on November 1, 2002. This company is in the process of winding down.

     North Atlantic Energy Service Corporation (NAESCO) was agent for the joint owners of the Seabrook nuclear generating facility prior to the sale of Seabrook on November 1, 2002.
     This company is in the process of winding down.


     Western Massachusetts Electric Company (WMECO) is an electric utility serving approximately 200,000 customers throughout the western portion of the Commonwealth of Massachusetts.

          WMECO Funding LLC is a limited liability company formed for the issuance of rate reduction bonds.

     Yankee Energy System, Inc. (YES) is the holding company for its gas businesses.

          Yankee Energy Financial Services Company (YEFCO) provides energy equipment financing.

          NorConn Properties, Inc. owns and leases real estate in Connecticut.

          Yankee Energy Services Company (YESCO) provided energy-related services prior to that business being transferred to Select Energy Contracting, Inc. during 2000. In addition, various energy-related investments and contracts have been or are in the process of being transferred to third parties. YESCO is not actively engaging in new business ventures.

          Yankee Gas Services Company (YGSCO or Yankee) is
          Connecticut's largest natural gas distribution company, serving approximately 191,000 customers in 70 cities and towns.

          R. M. Services, Inc. (RMS) provides credit collection and call center services. On June 30, 2001, all of the Common Stock of RMS was sold to Murry K. Staples, and Yankee Energy System, Inc. was issued 10,000 shares of RMS voting Preferred Stock, making YES a holder of 10% of its voting securities.

          Housatonic Corporation is an inactive company.

     Northeast Utilities Service Company (NUSCO) provides centralized accounting, administrative, information resources, engineering, financial, legal, regulatory, operational, planning, purchasing and other professional services to NU system companies.

     The Quinnehtuk Company owns non-utility real estate in Massachusetts.

     The Rocky River Realty Company owns non-utility real estate in Connecticut.

     Northeast Nuclear Energy Company (NNECO) was agent for the joint owners of the Millstone nuclear generating facilities, which was sold to Dominion Resources, Inc. on March 31, 2001. The company is in the process of winding down.

     Charter Oak Energy, Inc. (COE) is a non-utility investment subsidiary which is in the process of winding down.

     Holyoke Water Power Company (HWP) is a utility as defined under the Act located in Holyoke, Massachusetts.

     Holyoke Power and Electric Company (HPE) is an electric utility in Holyoke, Massachusetts.

     NU Enterprises, Inc. (NUEI) is the holding company for NU's competitive businesses. It also owns 5% of the voting stock of Acumentrics Corporation, which is engaged in developing new technologies for the distributed generation market.

          Northeast Generation Company (NGC) holds non-nuclear generation assets.

          Northeast Generation Services Company (NGS) operates, maintains and services fossil and hydro facilities owned by NU system companies and provides generation and industrial services under contract for unaffiliated companies.

               E. S. Boulos Company (BOULOS) provides high voltage electrical construction and maintenance services.

               NGS Mechanical Company, Inc. (NGSM) provides mechanical construction and maintenance services.

               Woods Electrical Co., Inc. (Woods Electrical) provides electrical contracting services.

               Greenport Power, LLC (Greenport) a special purpose limited liability company formed to provide complete engineering, design, procurement and construction of a peaking power plant for Global Common, LLC in Greenport, Long Island, New York. NGS holds a 50% membership interest in Greenport.

          Mode 1 Communications, Inc. (Mode 1) owns 7% of NEON
          Communications, Inc., which owns a fiber-optic communications network in New England.

          Woods Network Services, Inc. (Woods Network Services) engages in the design, integration and implementation of voice, data, video, audio and other low-voltage control systems.

          Select Energy, Inc. (Select) engages in the brokering, marketing, transportation, storage and sale of energy commodities in designated geographic areas.

               Select Energy New York, Inc. (SENY) engages in the brokering, marketing, transportation, storage and sale of energy commodities in the State of New
               York and other designated geographic areas.

          Select Energy Services, Inc. (SESI, formerly known as
          HEC Inc.) provides energy management, demand-side management, and related consulting services for governmental, commercial, industrial and institutional companies.

               Select Energy Contracting, Inc. (SECI) is an energy services company.

               Reeds Ferry Supply Co., Inc. (RFS) is a plumbing, heating and air conditioning supply company.

               HEC/Tobyhanna Energy Project, Inc. is a special purpose entity set up exclusively to enter into the project financing agreements and to hold the assets related to an Energy Savings Performance Contract between Select Energy Services and the U.
               S. Government.

               ERI/HEC EFA-Med, L.L.C. is a special purpose limited liability company established to perform energy management services at various foreign U.S. Navy and other Federal facilities. Select Energy Services, Inc., holds a 50% membership interest in ERI/HEC EFA-Med L.L.C.

               HEC/CJTS Energy Center, LLC is a special purpose limited liability company formed as part of the project financing for an energy center Select Energy Services is constructing for the State of Connecticut at the Connecticut Juvenile Training School in Middletown, Connecticut.